Exhibit 99.1

PRESS RELEASE: For Immediate Release

ANDRX REPORTS FIRST QUARTER 2004 RESULTS

FORT LAUDERDALE, FLORIDA, May 5, 2004 — Andrx Corporation (Nasdaq: ADRX) (“Andrx”) today announced its financial results for the quarter ended March 31, 2004, which are more extensively discussed in Andrx’s Form 10-Q, which was filed today with the U.S. Securities and Exchange Commission (“SEC”). Andrx’s Form 10-Q is available on the Company’s website at www.andrx.com (Investor Relations/SEC filings).

Financial Highlights
(in thousands, except per share amounts)

	Three months ended
	March 31,
	2004	2003
Total Revenues	$292,175	$237,185

Income from operations	$41,358	$9,332

Net income	$26,662	$6,356

Diluted net income per share	$0.36	$0.09

For the first quarter of 2004, Andrx reported $292.2 million in revenue, an increase of $55.0 million, or 23.2%, over the first quarter of 2003 revenue of $237.2 million. First quarter 2004 income from operations increased 343.2% to $41.4 million, from $9.3 million for the first quarter of 2003. Net income for the 2004 first quarter was $26.7 million, or $0.36 per diluted share, compared to $6.4 million, or $0.09 per diluted share, for the 2003 first quarter.

Andrx’s Chief Executive Officer, Thomas P. Rice, said: “We are pleased to report that Andrx had a solid financial performance in the first quarter. Andrx Pharmaceuticals, our generic business, benefited from $16.2 million in licensing and royalties revenue earned through our generic Wellbutrin SR® collaboration, and we successfully launched our OTC generic Claritin RediTabs®, generic Lotensin® and Lotensin® HCT. Our distribution business contributed yet another quarter of record revenue and profits. In April, we launched generic Vicoprofen® and two generic oral contraceptive products, and FDA approved the marketing of Fortamet™ extended-release metformin tablets, our second internally developed brand product, which we plan to launch later this month.”

Highlights for First Quarter 2004

•	Revenue from distributed products increased $22.0 million, or 14.2%, to $176.6 million for the first quarter of 2004, compared to $154.6 million for the first quarter of 2003.

•	Revenue from Andrx products increased 96.9% to $95.4 million for the first quarter of 2004, compared to $48.4 million for the first quarter of 2003.

•	Licensing and royalties revenue totaled $20.1 million for the 2004 first quarter, of which $16.2 million related to amounts Andrx earned from the sale by Teva of Impax’s generic Wellbutrin SR®. This amount included the initial pipeline fill. First quarter 2003 licensing and royalties revenue earned by Andrx was $31.0 million, primarily related to the sale by KUDCo of their generic Prilosec®, which declined to $3.3 million in the 2004 first quarter.

•	Net income increased 319.5% to $26.7 million, or $0.36 diluted net income per share, for the first quarter of 2004, compared to $6.4 million, or $0.09 diluted net income per share, for the first quarter of 2003.

•	Cash, cash equivalents and investments available-for-sale increased to $241.1 million as of March 31, 2004, from $205.1 million as of December 31, 2003.

•	Capital expenditures for the first quarter of 2004 were $14.3 million, and are estimated to reach up to approximately $100 million in 2004, mainly for the facilities, machinery and equipment related to the renovation and expansion of the Company’s manufacturing facilities.

Conference Call & Live Web Cast

Date:	Thursday, May 6, 2004
Time:	8:00 AM ET
Live Webcast:	http://www.andrx.com, link to Investor Relations/IR Events

     About Andrx Corporation:

     We are a pharmaceutical company that develops and commercializes generic versions of controlled-release brand name pharmaceuticals, using our proprietary controlled-release drug delivery technologies, and generic versions of niche and immediate-release pharmaceutical products, including oral contraceptives; distributes pharmaceuticals, primarily generics, manufactured by others as well as manufactured by us, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices; and commercializes brand pharmaceuticals, in some instances using our proprietary controlled-release drug delivery technologies.

     Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, Andrx’s dependence on a relatively small number of products; licensing revenues; the timing and outcome of patent, antitrust and other litigation; the timing and commercial success of future product approvals and launches; the timing and effects of the change of the Altocor name; whether Andrx will be awarded any market exclusivity period and, if so, the precise dates thereof; government regulation generally, and FDA regulation, in particular, including quality standards for our products and facilities; competition; manufacturing capacities, output and quality processes; Andrx’s ability to develop and successfully commercialize new products; the loss of revenues from existing products; development and marketing expenses that may not result in commercially successful products; Andrx’s inability to obtain, or the high cost of obtaining, licenses for third party technologies; commercial obstacles to the successful introduction of brand products generally, including Fortamet and Cardura XL; the success of Andrx’s joint ventures; the impact of returns, allowances and chargebacks; product liability claims; and the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such approvals. Andrx Corporation is also subject to other risks detailed herein or detailed from time to time in its filings with the U.S. Securities and Exchange Commission. Andrx disclaims any responsibility to update the statements contained herein.

     This release and additional information about Andrx Corporation are also available on the Internet at: http://www.andrx.com.

Contacts:	Angelo C. Malahias, President
or
John M. Hanson, Senior Vice President & Chief Financial Officer

Phone: 954-382-7600

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